SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K/A
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                                 April 19, 2000
                -------------------------------------------------
                (Date of Report (Date of earliest event reported)

                                  eWeb21 Corp.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


           DELAWARE                    0-5367               11-1717709
       ---------------               -----------        -------------------
       (State or other               (Commission          (IRS Employer
       jurisdiction of               File Number)       Identification No.)
        incorporation)


          21st Floor, Technomart
         546-4 Kui-dong, Kwangjin-gu, Seoul, Korea            #143-7212
         ---------------------------------------------------------------
         (Address of principal executive offices)             (Zip Code)


      Registrant's telephone number, including area code: +82 2 2204 3619


         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 1. Change in Control of Registrant

(a) On April 19, 2000, the Registrant acquired all the capital stock of Eweb21, Inc., a Korean corporation, in exchange for 14,880,000 shares of the Registrant's common stock, whereby control of the registrant has changed to the controlling stockholders of Eweb21, Inc.

(b) There are no arrangements by which a change in control will occur in the future.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of our common stock as of November 15, 2000, as to (a) each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock, (b) each of our directors, (c) all our directors, executive officers as a group.

     Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

     Percentage of shares beneficially owned is based on 15,849,343 shares of our common stock outstanding as of November 15, 2000.

                                Shares Beneficially     Percentage Beneficially
    Name                             Owned                    Owned
--------------------            ------------------     -----------------------

Paul Robert Lambert(1)              4,291,724                      27.1 %
Blenheim Gardens
Kingston-Upon-Thames
Surrey, UK KT2 7BJ

Sea Hyoung Oh(2)                    4,291,723                      27.1 %
60/3 Harbourview Crescent
Abbortsford, New South Wales
Australia

Hyo Sung Choi                         150,000                       0.9%
Seoul-city Yangchun-ku
Shinjung 2-dong
1279 Mokdonghyundae
Apt 104-701
Korea

Edward George Spear (3)             4,291,723                      27.1%
20 Hollyhock Drive
Brackla, Bridgend
Mid Glamorgan, South Wales
CF31 2NS

Jae Eun Pie                                 0                         0%
708-113 Anyan 5-dong
Manan-gu Anyang-shi
Kyonggi-doi
South Korea

Dong Ryul Lee                               0                         0%
123-402 Line Apt. 290
Sochon-Dong Gwangsan-Gu
Kwangju-City
South Korea

ALL DIRECTORS AND
EXECUTIVE OFFICERS
AS A GROUP (5 persons)              8,733,447                      54.2%
-------------------------

1. Includes 3,541,824 shares held by Podilla Holdings Limited, a British Virgin Islands company, which are all beneficially owned by him.

2. Includes 3,541,823 shares held by Rudim Overseas Limited, a British Virgin Islands company, which are all beneficially owned by him.

3. Includes 3,541,823 shares held by Ryptic Limited, a British Virgin Islands company, which are all beneficially owned by him.

Item 2. Acquisition of Capital Stock

     On April 19, 2000, the Registrant acquired all the capital stock of Eweb21, Inc., a Korean corporation, in exchange for 14,880,000 shares of the Registrant's common stock, whereby control of the Company has changed to the controlling stockholders of Eweb21, Inc.

Overview

     We are a Delaware corporation, headquartered in Seoul, Korea with additional offices in England, Denmark and Minneapolis, Minnesota. We are the parent company of eWeb21, Inc., a Korean corporation, and eWeb Europe, Inc., a Gibraltar corporation.

     Through eWeb21, Inc., we have established agency relationships with four independent national service centers, in Australia, Japan and Korea and Taiwan and are in the process of forming an agency relaitonship with a company in the Philippines. We are in process of developing a C3 site in China through a Chinese company, eWeb21 China, Inc., which is owned 15% by us.

     In Asia-Pacific, we sell these national service centers software and services, which enable them to employ our concept of "affinity marketing" in the countries in which they operate. Affinity marketing is essentially a word of mouth referral system utilized to form a community of affinity members whom we call cyberdealers. In Europe, we have formed eWeb21 UK Ltd. and eWeb21 Denmark, Inc., in the United Kingdom and Denmark respectively. We intend that in Europe, unlike Asia, where independent service companies operate the affinity marketing program, our subsidiaries will both sell software and services and operate the affinity marketing program

     Our services and products are aimed at cyberdealers to create their own Internet web sites and to purchase at a discount or sell at profit a broad variety of products. Our distributor base approaches 100,000 cyberdealers in Asia, Australia and Europe. We have developed what we believe to be a proven model in the Asia-Pacific region.

     Our concept is of a customer oriented Internet business: "e-level marketing." We believe we have created an exciting and potentially profitable opportunity through the combined dynamics of person-to-person marketing and the Internet. We have aligned our business activities to two significant trends - the Internet and home based business opportunities.

     Internet Commerce

     The Internet has become an increasingly significant medium for communication, information exchange, and commerce. International Data Corporation estimates that there will be approximately 399 million users by the end of 2002 up from approximately 196 million users at the end of 1999. Forrester Research, in its online report dated November 10, 2000, estimates that Internet commerce, including both business to consumer and business to business transactions will grow worldwide to $6.8 trillion in 2004 with North America representing in excess of $3.4 trillion, the Asia Pacific region, $1.6 trillion and Western Europe $1.5 trillion. Forrester Research states, "North America represents a majority of this trade, but its dominance will fade, as some Asian-Pacific and Western European countries hit hypergrowth over the next two years." According to a report by Goldman Sachs Investment Research, at the end of 1998, there were 15 million Internet users in Asia.

     A CNN report entitled "Study: Internet use in Asia matches the West" cited a study released in September, 2000 by NetValue as concluding that although Singapore had the higher ratio of Internet users in Asia-Pacifc, Korea had 42% of people over 15 years of age connecting on the Internet in the past month; and 31% of Korean households are connected to the Internet. Deloitte Touche & Tomatsu reported in its Report on the State of Electronic Commerce in Asia that there are 78 million Internet users in Japan, China, Korea, Australia, Taiwan, India, Hong Kong, Malaysia, and Singapore. The Deloitte Touche & Tomatsu report expects that this market will grow by a compound annual growth rate of 40% during the next five years to total 64 million by 2003. This growth rate is twice the growth rate expected in the United States for the same period. The on-line advertising market will go through a rapid growth phase as it is a tried and tested. If advertisers in Asia transition as fast as those in the United States, the aggregate Asia on-line advertising market could be $1.5 billion by 2001.

 According to  Deloitte Touche & Tomatsu, Asia's

a) Internet use is expected to increase to 64 million by 2003 at a 40% compound annual growth rate;

b) Internet use is expected to generate approximately $32 billion in business to consumer e-commerce sales; and

c)   Internet advertising is expected to become a $1.5 billion industry by 2001.

     We believe this increased usage is due to a number of factors:

a) The Internet allows a company to fill orders faster and less expensively and to tailor its offerings to the individual customer to an unprecedented degree and can also improve service and user-friendliness;

b) Advances in voice and data communications have shifted control over transactions to consumers by enabling them to book hotel rooms and airline flights, make purchases and obtain product information on their schedule, without ever speaking to another person. The computing platform of tomorrow will place all transactions on a 24 hour/day 7 day/week basis, rendering the phrase "normal business hours" obsolete.

c) Total connectivity will be possible as HTML, hypertext markup language, the traditional Web language, gives way to the vastly more powerful and adaptable XML, extensible markup language. XML organizes data in a way that lets users harness and customize the full resources of the Web with far greater efficiency, and enables buyers and sellers to complete transactions much faster. XML will provide a foundation for real-time updates of product pricing and availability information and bill payment and processing over the Internet. XML will also make it possible to display Web content on wireless phones, pagers, dumb terminals, personal digital assistants, single-purpose Web appliances, mini-notebooks and other portable devices.

d) Efficient markets are developing as shoppers use intelligent search engines, called shop-bots, to scour the entire Internet for products, compare prices and features and even negotiate the best deals.

e) Infinite reach is possible as companies will no longer be tethered to a specific region by financial or infrastructure limitations. The physical constraints of time and distance should disappear, enabling even small companies to operate in multiple countries. Overseas sourcing trips could become a thing of the past as businesses publish their purchasing requirements on the Web, inviting contractors anywhere in the world to submit their credentials and bids.

f) Zero time transactions are already possible in some Internet industries and, as conventional information media are converted into digital form, consumers will be able instantaneously to purchase and download books, periodicals, music and videos.

g) Lower cost operations, are approaching as the Internet continues to push down the cost of shipping, postage, processing transactions, and maintaining physical locations. For information-rich industries, such as publishing, insurance, and banking, these costs will trend toward zero.

h) Finally, a large installed base of personal computers advances in the speed of personal computers and modems, easier and cheaper access to the Internet, improvements in network security, infrastructure and bandwidth, a broader range of online offerings and growing consumer awareness of the benefits of online shopping should enhance the volume of Internet purchases.

Home Based Business

     The number of home based businesses has expanded during the last ten years as people recognize that the concept of a job for life is no longer a reality and are, thus, seeking a supplementary or alternative source of income. Home based businesses offer the potential to succeed without the burden of high overhead.

     Southern Perspectives in 1998 has stated: "The 1990s have been called the 'Decade of the Entrepreneur.' Changes in the economy and the family have precipitated changes in attitudes toward the separation of the home from the work place, resulting in the rapid growth of home-based businesses. In addition, the change from an industrial based economy to an information and service based economy, and new communication technologies have dramatically increased work-at-home opportunities. Home-based businesses are now recognized as a viable source of new jobs and economic growth. People are choosing to create their own jobs at home rather than seek employment elsewhere. The way we work is changing -- we are in the middle of a tremendous workforce pattern change. Since the early 1980s, there has been a resurgence in entrepreneurial spirit. The 'new entrepreneurism' is different from the past--this time we are working from home."

Our Business

     We are the holding company for eWeb21, Inc., a Korean corporation, and a Gibraltar corporation, eWeb21 Europe, Inc. eWeb21, Inc. operates through independent national service centers and eWeb21 Europe will operate its own affinity marketing program. We have developed and sell several software programs and e-commerce websites. Our major software program, Promoweb, enables customers to establish their own websites and to link to eWeb's e-commerce website, www.eWebC3.com, or Cyber Consumer Center, a virtual department store. We also have developed and operate eWeboffice.com, a web-based virtual office allowing instant access to communication tools, including eWebmail.com for e-mail and eWebfind.com website, a business advertising service which allows a 200 word description of each participating business.

     We sell our software in Korea, Japan, Australia and Taiwan, through eWeb21, Inc. to potential distributors and will sell our products through a portal site in China. New prospective cyberdealers are also solicited by existing cyberdealers. Distributors sell products available through eWebC3.com via their own portal websites, which they create through our Promoweb software. We believe a multi-level marketing, direct-to-consumer business model, using independent national service centers to handle relations with distributors, commissions to distributors and sales and shipments of and payment for products sold on the website creates significant advantages over our competitors by lowering marketing costs, garnering greater member participation in a wider variety of services and providing broader selection. By combining our large selection of products and services, we offer consumers and businesses a one-stop shopping and promotion solution that reduces the amount of stress, time and effort involved in a wide variety of consumer transactions and business services. Our European subsidiaries distribute software and manage the affinity program directly.

Our Business Strategy

     We have focused our business activities on two major trends: the Internet and home based business opportunities. Our strategy of selling web based services and products through affinity marketing involves direct sales and the Internet. Our services and products are aimed at our affinity members known as cyberdealers for their own personal use, or for these cyberdealers to market to end users for their personal use, or to market to businesses or for attracting new affinity members. Cyberdealers use this person to person approach under a shared profit system, which we believe creates a highly motivated sales distribution channel.

     We use the power of affinity marketing to build brand awareness in Asia. We have an active and growing network of cyberdealers who are rewarded to build awareness of the company and to promote sales for our services and products. These cyberdealers and their customers form the bedrock of the business of the company. We believe this approach to our Internet business to be different, exciting and a vision of the future.

     Opinion Research Corporation International has determined that Internet consumers are more likely to tell their friends and family about their online shopping experience than about favorite restaurants and movies. It found that the typical Internet consumer tells 12 additional people about his or her online shopping experience, compared to the average consumer who tells 8.6 people about a favorite film and 6.1 people about a favorite restaurant. Our market research shows that a high proporiton of web sites are visited as a result of referrals. Word-of-mouth referrals are likely to continue to be a very important source of business for e-commerce merchants, particularly given consumers' anxieties about the security of online transactions.

Cyberdealers

     A member of eWeb21 (the name of the affinity group in each country formed by the national service center, in the case of eWeb21, Inc., and, for Europe, in the name of our relevant subsidiary) is referred to as a cyberdealer. There are several types of membership. Membership is free and cyberdealers can purchase services and products at a discount. When a cyberdealer joins eWeb21, he or she receives a 15% discount on any purchase, along with a commission of 15% of the commission value on any sales made to a non-member. Commission value is the difference between the wholesale and retail price of any product. Our cyberdealers also receive discounts and rewards for referrals. The amount of the reward depends on the class of membership obtained by the cyber dealer based on the amount of the cyber dealer's sales.

     This active and growing network of cyberdealers and their customers form the bedrock of our business. We believe we have created an opportunity to share in the wealth that could be created through the combined dynamics of person to person marketing and the Internet.

     Presently there are nine classes of cyberdealers: Consultant, Senior Consultant, Supervisor, Executive, Bronze Executive, Silver Executive, Gold Executive, Platinum Executive and Diamond Executive. Once a Consultant graduates to a Senior Consultant, he or she receives an increase in discount to 20% of Commission Value. A Senior Consultant receives an override of 5% of the commission value received by all Consultants referred by the Senior Consultant. When a member becomes a Supervisor the discount increases to 25% of commission value. An Executive, Bronze Executive, Silver Executive, Gold Executive, Platinum Executive and Diamond Executive receives a discount of 30% of commission value. An Executive, Bronze Executive, Silver Executive, Gold
Executive, Platinum Executive and Diamond Executive also receive bonuses on their groups of between 3% and 5% on the commission value received by each level of their organization. The maximum total commission paid to the cyberdealers is 56% of commission value. Of the remainder, the national service center receives 20% and eWeb21, Inc. is paid 24% by the national service center.

     Promoweb exists in several different languages including Korean, Japanese, Spanish, English Chinese and Taiwanese. German and Danish are in development. Promoweb provides all the necessary information that a cyberdealer needs to know regarding eWeb21 in order for that person to promote the services and products of our company as well as providing a direct link to the eWeb21 portal and the individual services and product offerings. Promoweb also provides an online link to the eWeb21 member commission system, whereby members can view about their business organizations. Many of these services and products are profit centers in their own right.

Our Corporate Structure

     Our headquarters are located at 21st Floor Techno-Mart 546-4 Kui-dong Kwangjin-gu, Seoul, South Korea 143-721. At that location we have our technical, marketing and international support divisions as well as finance and administrative departments. We have offices in London, England and have recently established an investor relations office in Minneapolis, Minnesota.

     We presently, through eWeb21, Inc., have license agreements with four independent national service centers, in Korea, Japan, Taiwan and Australia, respectively. These independent national support center manages the operations under license from us. Under the license agreements, in consideration for the license to sell our products and services, we acquired a 15% interest in each of the national service centers and will receive a one-time fee payable in three years from the date of each contract. The one time fee from the Australian sevice center is $500,000, from the Korean service center is $500,000, and from the Japanese service center is $1,000,000. We are presently negotiating agreements in the Philippines. In China, we run a portal website in conjunction with a partially owned local company.

     We presently, through eWeb21 Europe, Inc., we operate wholly-owned affinity marketing subsidiaries in the United Kingdom and Denmard and we are forming an additional subsidiary in Germany.

Services And Products

     Our eWeb21.com is a global portal site that leads to various country portals, presently the Korean portal is in full operation and is available to the Korean market. Japanese, Australian and Taiwanese portals will be available shortly to be followed by other country portals This web site provides news and sports information as well as e business content, stock market updates, weather, health advice, humor, fortune telling and bulletin boards. This site also contains direct links to the individual services and product web sites.

     Our eWebC3.com (Cyber Consumer Center) is a virtual department store customized in each country using the national language and offering international and national product lines and services. The product mix for each country is tailored to the local market and is priced to be competitive within that home market.

     Payments for these products and services are made in local currency under local regulations via either global or local credit cards or by check or bank transfer.

     All products are supplied directly from either the manufacturer, wholesaler, importer or distributor to the end-user and are delivered by using the supplier's own shipper or a local delivery service. We carry no inventory. We create for suppliers a consumer market that often would not be available to them. Suppliers must provide an image and a description of stock they have available to ship within 7 days. Products not available within the seven-day period must contain special notations regarding delivery within the product definition.

     Our eWeboffice, including eWebmail.com, is a web-based virtual office allowing 24 hour instant access to communication tools. Product features include a virtual lobby, message bank, web directory, expense manager, fax to e-mail, e-mail with multiple folders, calendar, address book, notepad and a portable virtual briefcase.

     Our eWebfind.com website is a word search facility and a business promotion service. The business promotion service is an affordable and effective advertising solution for small and large businesses designed for exposure in the digital marketplace. The Business Promotion Service provides up to a 200 word description of the customer's business with 10 keyword selections and 4 location selections. This service is currently available in either a 1 or 3 year package.

     Our eWebwizard.com website is a web design tool equipped with a wizard that verbally instructs the user as the website is built. The site presently offers two versions, one for personal use "my family" and one for business use " business information or vanity". The cost for this service includes hosting.

     Our eWebecommerce website, which is presently under development, will be a web design tool to create a fully functional, professional, transactional website. There are currently two versions. One version supports up to 100 products and the other supports up to 1000 products. The cost also includes hosting. We believe that eWebecommerce will be fully functional during the first quarter 2001.

     Promoweb is the personal portal for cyberdealers who promote the services and products their company sells. This is a software tool that assists with the growth and maintenance of a successful eWeb21 business. This virtual office for the cyberdealer assists with marketing, product knowledge, company information, training, retailing, communication and financial management. It is available in various languages.

      Each of the .com web pages is available to host banner advertising.

eWeb21C3.com

     Convenient shopping experience. We offer a broad selection of products, advice and information. Our online stores, which are available 24 hours a day, seven days a week, organize our products into convenient and easy-to-navigate departments. Customers may choose from a variety of shipping options.

     Customer service. Our customer service department provides free pre- and post-purchase support through our websites and telephone service center seven days a week. After an order is taken via our websites, customers of distributors receive e-mail confirmation that their orders have been received. They can also obtain information regarding the status of their orders and, when necessary, ask product-related and other questions either online or through our customer support line.

     Promotion of repeat purchases. We believe customer loyalty and repeat purchases are critical to our success. We intend to expand our customer and product databases, design and license new products, use direct marketing techniques to target customers, increase the level of personalization on our websites and continually enhance our level of customer service. We believe these initiatives will drive repeat purchases as consumers become increasingly aware of our product offerings and use our services for a broader set of occasions.

     Use of technology to enhance online shopping experience. We intend to use technology to capitalize on the flexibility of our online format, improve our product and service offerings and to take advantage of the unique characteristics of the Internet as a retail medium. Among other objectives, we plan to develop features that improve the functionality, ease of use and level of customer service on our websites.

     Expand production and product sourcing capabilities. We believe that our direct-to-consumer model provides significant advantages to us. We source many of our products directly from a diverse network of vendors throughout Europe and Asia. We believe sourcing our products directly from manufacturers allows us to reduce costs, monitor product quality and coordinate our product selections.

Features

+ Browsing the merchandise. Customers can select products from eWebC3.com by either entering search words or by browsing the site. Clicking on a specific product category displays all related items, including accessories.

+ Selecting the right product. We provide customers with detailed photos of our merchandise and detailed descriptions of the product that list the contents, quantities, and available delivery dates.

+ Checking out. Customers may check out and proceed to payment or add the desired items to their virtual shopping cart and continue browsing our online stores. We also offer an express ordering feature on our websites that enables customers to check out quickly by entering product numbers directly from our printed marketing materials. Payment is made using a credit card through a secure, encrypted payment system. Once the transaction is submitted, a print-ready receipt is displayed, and an e-mail confirmation is sent to the customer. Customers may also call the national service center to place an order over the phone, learn more about our products or ask about order status.

+ After receiving the order. Our shopping experience does not end when the orders placed, the members receive regular e-mail promoting further products and services on offer from eWeb21. eWeb21 has establish among its members strong brand identity and customer loyalty.

+ Products. Our online stores offer an extensive selection of products. We select products based on careful analysis of our customers' buying patterns, as well as feedback from the product request sections on our websites, which enables us to quickly identify product trends in the marketplace. We offer an extensive selection of product categories, including electrical products, clothes, cosmetics and perfumes, jewelry, household accessories furniture, music equipment, compact discs, toys, kitchenware, sporting equipment, books, flowers, and foods.

Advertising And Marketing Relationships

     We intend to continue to establish and leverage strategic relationships with online and offline companies as well as utilize affinity marketing. To date, we have established the following relationships, among others, for marketing and brand awareness purposes:

Yonhahap News Agency (www.yonhapnews.co.kr) through which we have access to the latest national and international news;
Kweather (www.kweather.co.kr) through which we have access to up to date weather forecasting;
Thinkpool (www.thinkpool.com) a securities information service.
N.G.C. Group (www.ngcgroup.com) games and entertainment, Kang In Jung Oriental medicine (www.rainbow-emc.co.kr) health advice.
Humor Vista (www.humorvista.co.kr)jokes and humor.
NTime (www.ntime.co.kr) total solutions for internet market such as, TCP/IP programming, consulting and research.
Qutopia (www.qutopia.com) consulting and information about leukemia
Buddhapia (www.buddhapia.com) advancing Buddhism
Netizon (www.netizon.com) an Internet service provider
National Car rental (www.nationalcar.co.kr) car rental service
Hightour (www.hightour.com) for online discount travel agent.com2

     We plan to continue to establish relationships with businesses that complement our strategic objectives. These relationships will evolve over time and can be terminated for no reason or on very short notice at any time. These relationships may not continue on their current terms, or at all.

Offline Marketing And Promotion

     Our offline advertising strategy includes direct marketing building a very large direct sales force that directs traffic to the web sites. We believe we have a strong public relations department that has resulted in a large number of newspaper and magazine articles. We have sponsored music event and the senior management also supports charity organizations.

     We produce are own in house magazine that promotes membership, in eWeb21 in addition to a product catalog that features some of the products available on eWebC3.com.

     We will continue to use our direct marketing programs to generate interest in our products and services and to direct potential and existing customers to our websites. Most of our direct marketing materials are designed to illustrate the breadth of our product selection and foster strong brand awareness. We use our direct marketing materials and special promotions to drive traffic to our online stores.

Online Marketing And Promotion

     Our affiliate program is designed to create incentives for others to create inbound links that connect directly to our websites. Our national service centers pay our registered affiliates a fee based on the total dollar amount purchased by consumers who accessed our websites through a link from their website.

Customer Service

     We believe that a high level of customer service and support is critical to retaining and expanding our customer base. Current features on our websites allow customers to access shipping information, company policies, frequently asked questions and product guarantees and to request order status information online. In addition, our customer service representatives are available by telephone seven days a week to answer questions from customers. These customer service representatives can help a customer select products. We believe we provide a high level of support by training our customer service representatives in our products and services. We also offer a money back guarantee to customers who are not 100% satisfied with their purchase.

Fulfillment And Shipping

     We believe that managing the customer experience is very important to our success. A key element of this strategy involves the fulfillment of orders.

     The national service centers which operate are responsible for providing support services to eWebC3.com within their respective country and this encompasses both fulfillment and customer service. Each center has its own C3 team comprised of a manager, buyers, and order processing, customer service and marketing coordination staff. Our wholly-owned subsidiaries perform the same functions in Europe.

     Most of the products displayed in the national C3 stores are supplied by local suppliers, such as wholesalers, manufacturers and importers. Suppliers are chosen on the basis of whether they have products required to meet the C3 specifications. Such specifications include the type and cost structure that would allow the product to be sold to the customer at a competitive price (inclusive of delivery charge) and would achieve a margin requirement for eWeb21.

     In addition the supplier has to maintain inventory as well as being able to provide a direct home based delivery service to the C3 customer within 7 days of eWeb receiving the order. Products that cannot be delivered within 7 days can also be made available and they are supplied based upon lead times - the delivery time being specified within the product description.

     Negotiations take place between the C3 buyer and the supplier for a range of goods to be included in the relevant C3 department. Retail and wholesale prices are agreed to and appended to a contract for supply of goods. The supplier provides images and text with product details for inclusion in the virtual store.

     On receipt of customer orders, back to back orders are placed with the supplier who pick, packs and deliver to the end customer. At no time does eWeb hold stock or provide a delivery service, the whole process is subcontracted to the supplier. The supplier is encouraged to assist with the marketing of the business by providing special offers or promotions and advising of new products and pricing policy. Competitive products and prices are monitored closely to ensure that C3 is competitive.

     The customer order is tracked from point of receipt and an automatic e-mail is sent to the customer on receipt of their order. Depending on payment type, either credit card or check/bank transfer, the order process is put into gear when cleared funds have been received by eWeb. Customer services will place the order on the supplier and track delivery to the customer to ensure the correct goods are received in the appropriate condition and within the required time scale.

     Customer queries are directed to C3 customer service representatives who will liaise with the supplier to resolve any customer questions or problems. If a product is late in delivery or the client is not satisfied with his or her purchase, an alternative product will be offered or a full refund will be given. The supplier is responsible to uphold the warranties and guaranties of their products. Customer service acts on behalf of the eWeb customer to ensure that a speedy and efficient service exists as well as providing the customer with professional back up.

Technology And Operations

     We have invested significantly in technology intended to provide a seamless and reliable customer shopping experience and to support increased levels of use. We have developed a scalable technology infrastructure to support our websites and customer service center as well as to maintain our enterprise systems. These systems include accounting, finance and management reporting and analysis functions in addition to our proprietary customer, prospect and product databases. Our websites are designed to be accessible from all standard browsers. Our systems are designed to capture large amounts of customer-specific data, which is important to the ability of our service centers to target and develop a relationship with its customers. We also incorporate encryption and fraud detection technologies designed to protect the privacy of customer information and the integrity of customer transactions.

     Our production systems are hosted in our data center located at our headquarters in Seoul, South Korea. Our Web servers are currently hosted at third-party facilities in the United Kingdom, South Korea, Japan, Australia and the USA. All the third parties provide redundant data communication lines and emergency power back-up. We have maintenance contracts with our major technology vendors for host and network equipment and have engaged a third-party service for 24-hour-per-day independent monitoring of our infrastructure in addition to our own internal monitoring systems.

     We have designed our systems to scale for increases in traffic and transactions by installing additional applications or storage servers or additional processors per server. We maintain excess server and bandwidth capacity to allow us to continue critical business functions in the event of hardware failure or unusually heavy website traffic.

Competition

     We believe the market for eWeb21's consumer and business services and products such as e-commerce, e-advertising, e-communications and web design is highly fragmented and that the electronic commerce market in which we operate is new and rapidly evolving. However, it is also intensely competitive and we expect competition to intensify in the future as competitors enter the shopping portal and multi-tier distributor markets. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our net sales and results of operations. Competition for distributors could seriously hurt the ability of our service centers to recruit new distributors, for our existing distributors to introduce new distributors to our software and to retain the distributors which are currently using our software and selling products through our websites. Competition for distributors could force our service companies to raise the commissions paid to distributors and thereby lower the commissions available to us.

     Our  websites   currently  compete  with  a  variety  of  other  companies,
including:    Internet   service   providers;    store-based   retailers;   mass
merchandisers; catalog retailers and other online retailers.

     The   multi-tier   marketing   program   competes  with  other   employment
opportunities, including commission sales positions, as well as other companies offering multi-tier marketing opportunities.

     Most of our competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these competitors can also devote substantially more resources to website development and may be able to better leverage their customer bases and strategic relationships. In addition, large, well-established or well-financed entities may join with our online competitors, Internet retailers or other companies as the use of the Internet increases.

     Our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet. Our online competitors may adopt new technologies that have greater performance and features than our systems. Our competitors which use cyber-distributors may offer better compensation terms.

     Additionally, new technologies and the expansion of existing technologies, such as price comparison programs, may increase competition. Dealing with these competitors may require significant additional expenditures and could affect our results of operations. We cannot be sure that we will be able to compete successfully against these competitors.

Intellectual Property

     We regard our brands, copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights.

     On February 16, 2000, the Korean Industrial Property office granted us a registered trademark status for eWeb21, eWeb, , eWebmail, eWebC3, eWebfind, Promoweb and the eWeb Log. On May 22, 2000, the Japanese Trademark Registration office granted us registered trademark status for the same words and logo. On May 31, 2000, we made applications to the United States and Trademark Office, to register the same marks and logo. I have a question in as to the status of the application.

     Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we will offer our products and services.

     Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

     We also rely to a material extent on technology and designs developed and licensed from third parties. These licenses may not continue to be available to us on commercially reasonable terms in the future. The loss of existing licenses could harm the performance of our existing services until equivalent technology can be identified, obtained and integrated. Failure to obtain new technology licenses may result in delays or reductions in the introduction of new features, functions or services, which would harm our business.

     We have not been notified that our technologies infringe on the proprietary rights of others. However, there can be no assurances that third parties will not claim infringement in the future. We expect that the continued growth of the Internet will result in an increasing number of infringement claims as legal standards related to our market continue to evolve. Any such claim, with or without merit, could be time consuming, result in costly litigation, and may have a material adverse effect on our business and results of operations.

Government Regulations

     Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. The nature of this legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, this legislation could subject us to potential liability, which in turn could harm our business. The adoption of any such laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for our products and services, or increase the cost of doing business, or otherwise harm our business, financial condition and results of operations. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of electronic commerce.

     Our failure to qualify in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in those jurisdictions. Any new legislation or regulation of this kind, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could harm our business, financial condition or results of operations.

Employees

     As of September 30, 2000, we had 50 employees, including 14 in marketing, 8 in technology and information systems, 12 in operations and 6 in executive management and administration. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.

     In addition to the above employees, the regional service centers employs in excess of 90 people for customer/member service, marketing and administration functions.

Facilities

     Our corporate offices and facilities are located in 21st Floor Techno-Mart 546-4 Kui-Dong Kwangjin-Gu, Seoul, South Korea, where we lease approximately
19,160 square feet under a lease that expires on February 22, 2002. Our subsidiaries have premises in their countries of operation. In addition, we have rented a small office in Minneapolis, MN for investor relations. Our address in the United Kingdom is Quayside Lodge, William Morris Way, Fulham, London Sw6 2UZ.

Legal Proceedings

     As of September 30, 2000, there are no claims or actions pending or threatened against us or our subsidiaries, the ultimate disposition of which would have a materially adverse effect on us.

Item 6.  Resignations of Registrant's Officers and Directors.

     On April 19, 2000, Roger L. Fidler and Jay Hait resigned their positions as officers and directors of the corporation after appointing their replacements.

     Our officers and directors and further information concerning them are as follows:

Name                              Age                   Position
----                              ---             ---------------------------

Paul Robert Lambert (2)           37              Chief Executive Officer
                                                  and Chairman of the Board

Sea-Hyoung Oh  (2)                36              President, Chief Operations
                                                  Officer and Director

Hyo-Sung Choi (1)                 37              Chief Financial Officer,
                                                  Treasurer, Secretary and
                                                  Director

Jae-Eun Pie  (1)                  41              Director

Dong-Ryul Lee (1)                 45              Director

Young-Hong Kwon                   35              Chief Technology Officer

Ji-Hong Lee                       34              Manager of Administration

Seong-Moon Jeong                  34              A Director of Marketing

Chang-Yeon Son                    34              A Director of Marketing

-----------------------

(1)  Member of the audit committee.

(2)  Member of compensation and option committee

     Paul Robert Lambert co-founded eWeb21, Inc. in October, 1999 and has served as its chief executive officer and chairman of its board of directors since its inception and our chief executive officers and chairman of our board of directors since May, 2000. From 1998 to 1999, Mr. Lambert served as chairman of board of eWeb Ltd., a United Kingdom company, which ceased operations in 1999. (There was no relationship between eWeb Ltd. and eWeb21, Inc.) From 1994 to 1997, Mr. Lambert was a financial consultant in the area of investment relations for A.M.T.Sam, a financial brokerage company located in Monaco. Mr. Lambert attended the Felsted School, a private English boarding school.

     Sea-Hyoung Oh co-founded eWeb21, Inc. in October, 1999 and has served as a member of its board of directors and as President and Chief Operating Officer since its inception and as a member of our board of directors and as president and chief operating officer since May, 2000. From 1998 to October 1999, Mr. Oh served as vice president of marketing for eWeb Ltd., a United Kingdom company. (There was no relationship between eWeb Ltd. and eWeb21, Inc.) From 1997 to 1998, Mr. Oh was president of Persona International Australia P/L, an Internet company. From 1995 to 1997, Mr. Oh was the Korean marketing and sales manager for Cabouchon, a United Kingdom company. Mr. Oh received a diploma from Skywell College in Sydney, Australia, in business management in 1999 and an Undergraduate Certificate in Management from Han Yang University in Seoul, Korea. In August 2000, Mr. Oh was appointed as a B2B e-commerce Advisory Committee member of the Korea Fair Trade Commission for a period of two years. He is also the author of "You Can't Avoid Us."

     Hyo-Sung Choi has served as our senior vice president, chief executive financial officer, treasurer and secretary since April 2, 2000. From September, 1988 to March, 2000, Mr.Choi served as the director of Samil Accounting Corporation (Price Waterhouse Coopers Korea). From January 1992 to June 1993, Mr. Choi served as a supervisor of Samil Accounting Corporation (PWC Japan). Mr. Choi received his B. A. in Business Administration from the Korea University in 1985 and, in 1988, received his Certificate of Certified Public Accountant in Seoul, Korea. He is a member of the Korean Institution CPA Association.

     Jae-Eun Pie has served as one of our directors since May, 2000. From 1994 to 1996, Dr. Pie was a adjunct lecturer at the Department of Food Science and Nutrition at Sookmyung Women's University, and Dan Kook University, Seoul, Korea, and Chung Ang University, Anseong, Korea, while completing her Post-doctoral fellowship at the Korean Science Foundation on the topic of auto-oxidation of cholesterol in meat and meat products in Korea. From 1997 to 1998, Dr. Pie was a guest Researcher at Warren Grant Magnuson Clinical Center, at the National Institutes of Health, Bethesda, Maryland. Since 1999, Dr. Pie has been a Special Volunteer at the National Institute on Alcohol Abuse and Alcoholism, at the National Institutes of Health. In 1999, Dr. Pie received the Fellow's Award for Research Excellence (FARE) at the National Institutes of Health. Dr. Pie is now a Professor of the Department of Food and Nutrition at the Sookmyung Women's University, Seoul, Korea. Dr. Pie received her Bachelor of Arts and Master of Arts from the Sookmyung Women's University, Seoul, Korea, where she graduated Summa Sum Laude. Dr. Pie received her Ph.D degree from the University of Paris VII, Paris, France in Food Science and Nutrition in 1990. Dr. Pie has co-authored several publications in the area of Food Science and Nutrition.

     Dong-Ryul Lee has served as one of our directors since May, 2000. Since 1988, Mr. Lee has served as the director of the Computer Center at the Honam University in Kwangju, Korea. Since 1994, Mr. Lee has been a professor at the Honam University in Kwangju, Korea. Mr. Lee received his Bachelor of Arts in Foreign Trade at Chosun University in Kwangju, Korea. Mr. Lee received his Master of Business Administration in Foreign Trade at Chosun University in Kwangju, Korea and received his Post-doctorate degree in Commerce from the University of Santo Tomas in Manila, Philippines. Mr. Lee has been the Director of the Korean Foreign Trade Research Association since August, 1981, as well as the Director of the Korean Academy of International Commerce., Inc. since September, 1990. Mr. Lee has been the Director of the Korean Association for Global Commerce and Cyber Trade since December, 1998.

Key Employees

     Young-Hong Kwon has served as Chief Technology Officer for eWeb21, Inc. since its inception in October 1999. From 1988 to 1996, Mr. Kwon served as a Manager of the DBMS Team for Hyundai Electronics Ind. Co., Ltd., where he was planned software integration, designing, developing, and programming various computer programs. From 1996 to 1997, Mr. Kwon was Manager of the New Technology Research Team of Hyundai Information Technology (HIT), where he organized the Data Warehousing team, and researching new and high Internet technology. From 1997 to 2000, Mr. Kwon served as the Manager of the Service Development Team, Information Business Division at SK Telecom. Mr. Kwon received his Bachelor of Science in Computer Science from Yonsei University in 1988.

     Seong-Moon Jeong has served as a director of marketing officer for eWeb21, Inc. since December, 1999. From 1998 to November, 1999, Mr. Jeong was General Manager and Director of Marketing for Saint Media, Inc., Seoul, Korea. From 1996 to 1998, Mr. Jeong was a team manager for Soft Bank, Inc. of Seoul, Korea, responsible for analyzing Internet related market trends. During 1996, Mr. Jeong was a member of the Internet technical support team at Hamil Telecom of Seoul, Korea. From 1993 to 1995, Mr. Jeong was a database programmer at SwimTech, Inc., Melbourne, Australia. Mr. Jeong holds a Bachelor of Science degree in Information Technology from Swimborne Technical University in Melbourne, Australia.

     Ji-Hong Lee has served as Manager of Administration of eWeb21, Inc. since its inception in October, 1999. From 1994 to 1997, Mr. Lee has served as the senior manager of the Takamiya Co., Ltd., where he managed both the Financial and Administrative Division of the company. From 1997 to 1999, Mr. Lee served as a manager of the Administration Division of KangDong Co., Ltd. Mr. Lee received his Bachelor of Science in Mathematics from Korea University in 1993.

Board Composition

     We currently have five directors.

     The term of Series I directors, will expire at the annual stockholder meeting to be held in 2001 or a special meeting held in lieu thereof, the Series II directors in 2002 and Series III directors in 2004. Thereafter, the expiration of the terms will be staggered so that one third of the directors will be elected at each annual meeting for terms of three years. The classes consist of the following directors:

     Class I: Hyo-Sung Choi (initial re-election 2001) Class I: Jae-Eun Pie (initial re-election 2001) Class II: Dong-Ryul Lee (initial re-election
     2002) Class III: Sea-Hyoung Oh (initial re-election 2003) Class III: Paul Robert Lambert (initial re-election 2003).

     In addition, our by-laws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors may be filled by vote of the Board of Directors until the next annual meeting of the shareholders or special meeting held in lieu thereof.

Board Compensation

     We do not currently provide our directors with cash compensation for their services as members of the board of directors. Members of the board are reimbursed for reasonable expenses incurred in connection with attendance at board and committee meetings.

Board Committees

     Our board of directors has established an audit committee and a compensation committee. The audit committee meets with our independent auditors at least annually to review the results of the annual audit. The audit committee also recommends to the board the independent auditors to be retained and reviews the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with the audit and financial controls. The compensation committee makes recommendations to the board regarding stock option plans and the compensation of officers. The audit committee is composed of two independent directors Hyo-Sung Choi, Jae-Eun Pie and Dong-Ryul Lee. The Option and Compensation Committee is composed of Paul Robert Lambert, Chief Executive Officer and Sea-Hyoung Oh, President.

Executive Compensation

     The following table sets forth information concerning compensation for services rendered to eWeb21 Corp. (previously known as D-Lanz Development Group, Inc., and to eWeb21, Inc., its wholly-owned Korean subsidiary, in the fiscal year ended December 31, 1999 by its President and by its executive officers who earned $100,000 or more. Compensation was received by and for services rendered to eWeb21, Inc. No compensation was paid in the fiscal 1999 to those persons who were, during this period, the executive officers of eWeb21 Corp. No other officers of eWeb21, Inc. earned $100,000 or more in combined salary and bonus in fiscal 1999.

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION
                                                                       Other
Name                    Position Principal        Salary    Bonus   Compensation
----                    ------------------        ------    -----   ------------

Roger Fidler            President, D-Lanz        $   --       --         --
                        Development Group,
                        Inc.

Paul Robert Lambert     Chairman of the          $240,000     --     $374,800(1)
                        Board of Directors
                        and Chief Executive
                        Officer of eWeb 21, Inc.

Sea-Hyoung Oh           President, Chief         $220,000     --     $674,649(2)
                        Operating Officer
                        of eWeb 21, Inc.

Hyo-Sung Choi           Chief Financial          $ 80,000     --     $ 74,952(3)
                        Officer, Treasurer,
                        and Secretary of
                        eWeb21, Inc.
-------------------

1. His interest in eWeb21, Inc. was converted into 4,291,724 shares of our common stock. His holdings include 3,541,824 shares in the name of Podilla Holdings Limited, a British Virgin Islands company, which are beneficially owned by him.

2. His interest in eWeb21, Inc. was converted to 4,291,723 shares of our common stock, His holdings include 3,541,823 shares in the name of Rudim Overseas Limited, a British Virgin Islands company, which are beneficially owned by him

3. His interest in eWeb21, Inc. was converted in 150,00 shares of our common stock.

4. During fiscal 1999, neither we nor eWeb21, Inc. granted stock options to our executive officers. During the first quarter of fiscal 2000, eWeb21, Inc. granted stock options to its executive officers as follows:

                 eWeb21, Inc. (Korea)    Conversion to eWeb21 Corp. (Delaware)
Name             Number of   Exercise    Number of     Exercise      Expiration
                 Options     Price       Options       Price         Date
------------     --------    ---------   ---------     ----------    ----------

Paul Lambert     300,000     5,500 won    300,000      $5.00        9/25/2005

Sea-Hyoung Oh    300,000     5,500 won    300,000      $5.00        9/25/2005

     We converted these options to purchase eWeb21, Inc. common stock into nonstatutory bonus options to purchase our common stock pursuant to our 2000 Equity Incentive Plan.

Additional Employee Benefits

     The Company rents and makes available two apartments in Seoul, Korea for those employees who work after normal business hours. eWeb21, Inc. leases automobiles for use of its executive staff. Vehicles are not assigned to confirm specific persons but are used on an as-needed basis. eWeb21, Inc. subsidizes relevant education, on a case by case basis for staff members.

     In addition, eWeb21, Inc. provides medical, industrial disaster and unemployment insurance to all staff members the following statutory benefits in Korea. In addition, according to law, it contributes for the national retirement pension for all employees.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                Date:  November 30, 2000

                                eWeb21 Corp.

                                By:/s/Paul Lambert
                                -----------------------
                                   Paul Lambert
                                   Chief Executive Officer